UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number:  000-12493

                              DATAMEG CORPORATION
             (Exact name of registrant as specified in its charter)

  9 West Broadway, Boston, Massachusetts 02127     Telephone:  (617) 451-3870
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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            (Title of each class ofsecurities covered by this Form)

                    Common Stock, par value $0.01 per share
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rules 12g-4(a)(1)(i)    [ ]     Rules 12h-3(b)(1)(i)    [ ]
        Rules 12g-4(a)(1)(ii)   [X]     Rules 12h-3(b)(1)(ii)   [ ]
        Rules 12g-4(a)(2)(i)    [ ]     Rules 12h-3(b)(2)(i)    [ ]
        Rules 12g-4(a)(2)(ii)   [ ]     Rules 12h-3(b)(2)(ii)   [ ]
                        Rules 15d-6     [ ]

Approximate number of holders of record as of the certification or notice date:
372

Pursuant to the requirements of the Securities Exchange Act of 1934, Datameg Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              DATAMEG CORPORATION


Date:  August 31, 2004          By: /s/ Andrew Benson
                               ----------------------
                               Andrew Benson,
                                President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.